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                                                                     EXHIBIT 5.1


                                      STEWART MCKELVEY
                                      STIRLING SCALES

Suite 1000              Correspondence:         Telephone: 506.632.1970
Brunswick House         P.O. Box 7289           Fax:       506.652.1989
44 Chipman Hill         Postal Station A        saint-john@smss.com
Saint John, NB          Saint John, NB          www.smss.com
Canada E2L 2A9          Canada E2L 4S6

May 26, 2004

TLC Vision Corporation
5280 Solar Drive
Suite 300
Mississauga, ON
L4W 5M8

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM S-8

We have acted as New Brunswick counsel for TLC Vision Corporation, a New Brunswick corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission on or about May 26, 2004 (the "Registration Statement").

The Registration Statement covers the registration of up to an additional 500,000 shares of common stock of the Company (the "Shares"), issuable by the Company in respect of employer contributions under TLC Vision (USA) Corporation's 401(k) Plan (the "Plan").

We have reviewed the corporate proceedings of the Company with respect to the approval of the issuance of the Shares and, in particular, a resolution of the board of directors adopted March 3, 2004 and a capital contribution agreement between the Company and TLC Vision (USA) Corporation (the "Agreement"). We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We further assume that all Shares will be issued in accordance with the terms of the Plan and the Agreement.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to New Brunswick law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 by the Company to effect registration of the Shares to be issued pursuant to the Plan under the Securities Act of 1933, as amended and to the references to this firm in the Registration Statement.

Yours very truly,

/s/ STEWART MCKELVEY STIRLING SCALES